EXHIBIT 21.0

                                  SUBSIDIARIES



     Name                             Jurisdiction of Formation

CyberOptics UK, Ltd.                  United Kingdom

CyberOptics (Singapore) Pte. Ltd      Singapore

Imagenation Corporation               Oregon

Hama Sensors, Inc.                    Minnesota

CyberOptics Sales Corporation         Barbados